Exhibit 99.1

News Release

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937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89541

For Immediate Release

Vintage Wine Estates Expands and Reorganizes
Management Team to Support Growth

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Katherine DeVillers named Executive Vice President of Acquisition Integrations
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Kristina L. Johnston appointed Chief Financial Officer
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Creates new roles in operations to support greater scale and drive efficiencies

INCLINE VILLAGE, NV, March 2, 2022 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”), one of the fastest-growing wine producers in the U.S. with an industry leading direct-to-customer platform, today announced several changes in its management as it restructures the team to support growth.

Katherine DeVillers, currently Chief Financial Officer, has been named Executive Vice President of Acquisition Integrations, and Kristina Johnston joins VWE as Chief Financial Officer effective March 7, 2022.

Pat Roney, Chief Executive Officer, commented, “As VWE’s CFO for the last three and a half years, Kathy has led the execution of our finance and accounting strategies through rapid growth while also managing the many challenges associated with becoming a public company. She has significant experience in our industry and has demonstrated her depth of knowledge in the operations of the business. Her talent and experience are fitting for this new role to ensure we are capturing the significant synergies available through our acquisition strategy.”

Before joining VWE, Ms. Johnston had approximately 17 years’ experience at Constellation Brands, Inc., where she held a variety of progressively challenging roles in finance and accounting including her most recent position as Vice President – Finance Lead. Earlier in her career she was with Arthur Anderson and PricewaterhouseCoopers where she gained proficiency as auditor-in-charge of client accounts. Ms. Johnston is a graduate of St. Bonaventure University where she earned her B.A. in accounting as well as her M.B.A.

Mr. Roney said, “We are pleased to welcome Kris to VWE. We are investing in talent, building up our bench strength and creating an organization to support our planned growth. We believe Kris’ breadth of experience with public company reporting requirements, finance processes, budgeting and forecasting as well as her leadership experience will enhance our accounting and finance team. We believe the advancement of our leadership team enables our ability to continue our strong growth, drive margin expansion and build shareholder value.”

The Company also announced that Zach Long has been promoted to Senior Vice President of Winemaking and Production. Mr. Long, who has over 20 years of experience in the production of wine, officially joined VWE through the Kunde acquisition where he was Director of Winemaking for the past eleven years. Previously, Mr. Long was Winemaker at Girard Winery. In addition to his wealth of Industry insight gained over the years working closely with VWE affiliated wineries, growers and vendors, Mr. Long holds degrees in viticulture and enology from the University of California Davis (UC Davis) and a certification in viticulture from the University of Purpan in Toulouse, France.

“Mr. Long has been an integral part of VWE’s success over the past 16 years. His promotion is a natural progression for the proven leader. Mr. Long will continue to focus on sustaining quality and enhancing synergies within VWE’s production capabilities,” noted Mr. Roney.

In addition, VWE has appointed Courtney Prose as Vice President of Supply Chain, a newly created position. Ms. Prose brings significant operational experience with over 20 years in progressively challenging roles at various wineries. She joins the Company from Francis Coppola Winery where she spent the last eleven years, most recently as the Executive Vice President of Production. Previous to that role, she was the Vice President Finance-Operations. Ms. Prose’s other operations finance roles were at Ascentia Wine Estates, Beam Wine Estates, Allied Domecq and Constellation Wines US.

Jessica Kogan, who as CMO/Chief Digital Officer led VWE’s digital transformation and significant growth of direct-to-consumer and ecommerce, including the digital shelf, for the past five years, moves to the outside position of Digital Strategy Advisor. This gives her the ability to pursue projects beyond the beverage alcohol space while continuing to innovate digital strategy for VWE.

As part of the restructuring of the management team, Russell Joy will be leaving his position as Chief Operating Officer to pursue other interests.

“It is exciting to watch our leadership team advance from within as well as to bring in new talent with significant experience to enhance our capabilities. Zach and Courtney both have strong management, organizational and problem-solving skills that will be very valuable as we bring more volume through our operations,” Mr. Roney commented.

He added, “We also want to thank Russ for his contributions and wish him the very best in his future endeavors.”

About Vintage Wine Estates, Inc.
Vintage Wine Estates is a family of wineries and wines whose mission is to produce the finest quality wines and provide incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon and Washington state. Since its founding 20 years ago, the Company has grown to be the 15th largest wine producer in the U.S. selling more than two million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale and exclusive brand arrangements with national retailers. While VWE is diverse across price points and varietals with over 50 brands ranging from $10 to $150 at retail, its primary focus is on the fastest growing premium segment of the wine industry with the majority of brands selling in the $10 to $20 price range. The Company regularly posts updates and additional information at www.vintagewineestates.com.

Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, the ability of the Company to capture synergies, and achieve planned growth and margin expansion. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Actual events and circumstances may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include those discussed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2021 and other reports filed from time to time with the SEC. We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:

Investors Deborah K. Pawlowski, Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin MVangrin@vintagewineestates.com